UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Universal Forest Products, Inc.

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Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525
Notice of Annual Meeting
     The Annual Meeting of Shareholders of Universal Forest Products, Inc. will be held at the Company’s Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, on Wednesday, April 16, 2008, at 8:30 a.m. local time (registration begins at 8:00 a.m.) for the following purposes:
(1)	Election of three directors for three year terms expiring in 2011.

(2)	Consider and vote upon a proposal to amend the Company’s Employee Stock Purchase Plan.

(3)	Ratification of the appointment of Ernst & Young LLP as independent public accountants of the Company for fiscal 2008.

(4)	The transaction of such other business as may properly come before the meeting.
     Shareholders of record at the close of business on February 20, 2008, are entitled to notice of and to vote at the meeting. To vote by telephone, shareholders of record may call toll free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their Notice, and follow the recorded instructions. To vote on the Internet, shareholders of record may go to the Internet address http://www.proxyvote.com, enter the control number located on their Notice, and follow the instructions provided.

BY ORDER OF THE BOARD OF DIRECTORS Matthew J. Missad, Secretary

March 6, 2008
Your vote is important. Even if you plan to attend the meeting,
PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY.

Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525
Annual Meeting of Shareholders
April 16, 2008
Proxy Statement
SOLICITATION OF PROXIES
This Proxy Statement and the enclosed Proxy are being furnished to holders of common stock, no par value, of Universal Forest Products, Inc. (the “Company”). Our Board of Directors (the “Board”) is soliciting proxies for use at our Annual Meeting of Shareholders to be held on April 16, 2008, and at any adjournment of that meeting, at our Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, at 8:30 a.m. local time. Registration for the meeting begins at 8:00 a.m.
VOTING AT THE MEETING
If the enclosed Proxy is properly signed and returned, the shares represented by the Proxy will be voted at our Annual Meeting of Shareholders and at any adjournment of the meeting. If a shareholder specifies a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all nominees named in the Proxy Statement, for the proposed amendment to our Employee Stock Purchase Plan, for the ratification of the appointment of our independent public accountants, and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting.
Returning your completed Proxy will not prevent you from voting in person at our Annual Meeting of Shareholders, if you wish to do so. In addition, you may revoke your Proxy at any time before it is voted, by written notice to our secretary prior to our Annual Meeting of Shareholders, by submission of a later-dated Proxy, or by the withdrawal of your Proxy and voting in person at our Annual Meeting of Shareholders.
The cost of the solicitation of proxies will be paid by our Company. In addition to the use of the mail, proxies may be solicited personally, by telephone, by facsimile, or by electronic mail by our employees who will not receive additional compensation for soliciting proxies. We do not intend to pay any compensation for the solicitation of proxies, except that we will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.

VOTING SECURITIES
Holders of record of common stock at the close of business on February 20, 2008, will be entitled to vote at the Annual Meeting of Shareholders. As of February 20, 2008, there were 18,923,000 shares of common stock outstanding. The presence in person or by Proxy of at least 51% of such shares constitutes a quorum. A shareholder is entitled to one vote for each share of common stock registered in the shareholder’s name at the close of business on February 20, 2008. Under Michigan law, abstentions are treated as present and entitled to vote and therefore have the effect of a vote against the matter. A broker non-vote on a matter is considered not entitled to vote on that matter and, therefore, is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved. Votes cast at the meeting or submitted by Proxy will be counted by inspectors of the meeting appointed by our Company. There is no right to cumulative voting on any matter.
ELECTION OF DIRECTORS
Our Board consists of nine members and is divided into three classes, as equal in number as possible, with the classes to hold office for staggered terms of three years each. Our Board nominated incumbent directors John W. Garside, Gary F. Goode, and Mark A. Murray to three year terms expiring at our 2011 Annual Meeting of Shareholders.
The effectiveness of each of our directors is monitored by an annual assessment, and any director who does not meet the Board’s standards will not be permitted to serve. In addition, our Board has maintained an age limit of 72 for service on the Board, which allows for an orderly transition and proper succession planning.
The persons named as proxy holders in the accompanying Proxy will vote for the above-named nominees, unless a shareholder directs them differently on a proxy card. If a nominee is not available for election as a director at the time of the Annual Meeting of Shareholders (a situation which is not now anticipated), the Board may designate a substitute nominee, and the accompanying Proxy will be voted for the substituted nominee.
A vote of the shareholders holding a plurality of the shares present in person or represented by proxy is required to elect directors. Accordingly, the three individuals who receive the greatest number of votes cast at the meeting will be elected as directors.
The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting of Shareholders and for each person who is continuing as an incumbent director.

Names, (Ages), Positions, and Backgrounds
of Directors and Nominees	Service as a Director

Nominee for Term Expiring in 2011

John W. Garside (68) is the President and Treasurer of Woodruff Coal Company of Kalamazoo, Michigan. Mr. Garside is a former commissioner for the Michigan Department of Transportation.	Director since 1993. Chairman of Personnel and Compensation Committee. Member of Nominating and Corporate Governance Committee.

Gary F. Goode (63) retired from Arthur Andersen LLP in March 2001 after 29 years. Since his retirement, Mr. Goode has worked as an independent consultant, and has also served as Chairman of Titan Sales and Consulting LLC since January 2004. Mr. Goode is on the Board of Directors of Gentex Corporation and serves on the Audit, Compensation, and Nominating Committees of Gentex. Mr. Goode is also on the Advisory Board of the Business School at Western Michigan University.
Director since 2003. Chairman of Audit Committee.

Mark A. Murray (53) is President of Meijer, Inc. in Grand Rapids, Michigan. Mr. Murray was Treasurer of the State of Michigan from January 1999 until July 2001, and he served as Vice President of Finance and Administration for Michigan State University from January 1998 until January 1999. Mr. Murray was President of Grand Valley State University in Allendale, Michigan from July 2001 until July 1, 2006. On August 1, 2006 he became President of Meijer, Inc.
Director since 2004. Member of Audit Committee.

Incumbent Directors — Terms Expiring in 2009

Dan M. Dutton (60) is Chairman of the Board of Stimson Lumber Company of Portland, Oregon with whom he has been affiliated since 1988.	Director since 2003. Chairman of Nominating and Corporate Governance Committee.

Ambassador Peter F. Secchia (70) is Managing Partner of SIBSCO, LLC, a private investment company. On December 31, 2002, he retired from the Company with whom he has been affiliated since 1962. He had been president, chief executive officer, and chairman of the board from March 1971 until 1989. From 1989 until 1993, he served as U.S. Ambassador to Italy. From January 1993 to April 2006, he served as Chairman of the Board of the Company. On April 19, 2006 he was given the honorary title of Chairman Emeritus.
Director since 1967.

Louis A. Smith (68) is President of the law firm of Smith and Johnson, Attorneys, P.C., of Traverse City, Michigan. Mr. Smith also serves on the Advisory Board of the Huntington National Bank of Traverse City and serves as a member of the Advisory Council to the University of Notre Dame Law School. Mr. Smith currently serves on The State Board of Law Examiners upon nomination by the Michigan Supreme Court and gubernatorial appointment.
Director since 1993. Member of Audit Committee. Member of Personnel and Compensation Committee.

Names, (Ages), Positions, and Backgrounds
of Directors and Nominees	Service as a Director

Incumbent Directors — Terms Expiring in 2010

William G. Currie (60) is Chairman of the Board of the Company. He joined the Company in 1971, serving as a salesman, general manager, vice president, and executive vice president. He was the Chief Executive Officer of the Company from 1989 to 2006, and on January 1, 2000, also became Vice Chairman of the Board. On April 19, 2006, he was named Chairman of the Board of the Company and serves as an employee with the title of Executive Chairman. Mr. Currie also serves on the board of Forestar Real Estate Group Inc.
Director since 1978.

John M. Engler (59) is President and Chief Executive Officer of the National Association of Manufacturers, with whom he has been affiliated since October 2004. He was President of State and Local Government Business and Vice President of Government Solutions for North America for EDS in Herndon, Virginia from February 2003 to September 2004. He served as Governor of the State of Michigan from 1991 to 2003. Mr. Engler also serves on the boards of Munder Capital Management and Northwest Airlines.
Director since 2003. Member of Nominating and Corporate Governance Committee. Member of Personnel and Compensation Committee.

Michael B. Glenn (56) is Chief Executive Officer of the Company. He joined the Company in 1974, serving as a salesman, vice president, senior vice president, and divisional president. He was named President of the Company in 2000. On July 1, 2006, he became Chief Executive Officer of the Company and was appointed to the Board of Directors, effective August 11, 2006.
Director since 2006.
CORPORATE GOVERNANCE AND BOARD MATTERS
Our Board is committed to sound and effective corporate governance practices. To assist in its governance, the Board has appointed three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Personnel and Compensation Committee. Each of these committees has a written charter, the current versions of which are available for review on our website at www.ufpi.com under the tab “Investor Relations.”
Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers
We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers, and directors. We have also adopted a Code of Ethics for Senior Financial Officers. Each Code is posted on our website, and any changes or waiver to either Code will be disclosed on our website at www.ufpi.com under the tab “Investor Relations.”
Affirmative Determination Regarding Director Independence and Other Matters
Our Board has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”): Dan M. Dutton, John M. Engler, John W. Garside, Gary F. Goode, Mark A. Murray,

and Louis A. Smith. There are no family relationships between or among the directors and our executive officers.
To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and Board committee independence, as well as the criteria applied to determine “audit committee financial expert” status and the answers to annual questionnaires completed by each of the directors. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and “audit committee financial expert” determinations based upon that report and each member’s review of the information made available to the Nominating and Corporate Governance Committee.
Committees
Audit Committee. Each member of the Audit Committee is “independent” as that term is defined by Rule 4200(a)(15) of the Nasdaq Listing Standards as well as the applicable rules of the Securities Exchange Commission for audit committee membership. Our Board has determined that Mr. Goode and Mr. Murray each qualify as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter. In general, the primary purpose of this Committee is to assist the Board in overseeing management’s conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance, and ethics. During 2007, the Audit Committee held seven meetings.
Personnel and Compensation Committee. This Committee consists entirely of independent directors, as currently defined by the Nasdaq Listing Standards. It is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses, and other benefits, as well as director compensation. The Personnel and Compensation Committee is also responsible for administering our stock option and other equity-based incentive plans, recommending retainer and attendance fees for non-employee directors, and reviewing compensation plans and awards as they relate to key employees. While the Committee has the authority to retain consultants and third-party advisors to assist the Committee, it has not done so. The Committee has the ultimate authority to determine matters of executive compensation; however, it may rely upon recommendations by our Chief Executive Officer for matters of compensation other than those applicable to the Chief Executive Officer. Additional information on the Committee’s role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this Proxy Statement. The full responsibilities of the Personnel and Compensation Committee are set forth in the Personnel and Compensation Committee Charter. During 2007, the Personnel and Compensation Committee held two regular meetings.
Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined by the Nasdaq Listing Standards. The Nominating and Corporate Governance Committee considers and proposes director nominees for election at the Annual Meeting of Shareholders, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, generally monitors our corporate governance system, and performs any other functions or duties deemed appropriate by the Board. The full responsibilities of the Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee Charter. During 2007, the Nominating and Corporate Governance Committee held two meetings.
Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. A shareholder who wishes to nominate a person to serve as a director must provides us with written notice. The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as director. The nominee’s written consent to the nomination and sufficient background information on the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters, and must be received no fewer than 60 days but not more than 90 days, prior to our Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee may also make its own search for potential candidates that may include candidates identified by a variety of means as deemed appropriate by the Committee.
The Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. The Committee requires that each member of our Board have the highest personal and professional ethics, integrity, and values, and will consistently exercise sound and objective business judgment. In addition, it is anticipated that our Board, as a whole, will have individuals with significant, appropriate senior management and leadership experience, a comfort with technology, a long-term, strategic and global perspective, and the ability to advance constructive debate. It is important for our Board, as a whole, to operate in an atmosphere where the chemistry among the individuals is a key element.
Upon receipt of a shareholder proposed candidate, the Chairman of the Nominating and Corporate Governance Committee assesses the Board’s needs, primarily whether there is a current or pending vacancy or a possible need to fulfill by adding or replacing a director, and then develops a director profile by comparing the current state of Board characteristics with the desired state and the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Chairman of the Board and Chief Executive Officer for discussion. Following this discussion, the profile and the candidate’s materials are forwarded to all Nominating and Corporate Governance Committee members, and consideration of the candidate is added as an agenda item for the next Committee meeting.
Similarly, if at any time the Nominating and Corporate Governance Committee or the Board determines there may be a need to add or replace a director, the Nominating and Corporate

Governance Committee or the Board develops a director profile by comparing the current state of Board characteristics with the desired state. If no candidates are apparent from any source, the Committee will determine the appropriate method to conduct a search.
The Committee has, to date, not paid any third party fees to assist in identifying and evaluating nominees. The Committee has not received any recommended nominations from any of our shareholders in connection with our Annual Meeting of Shareholders. The nominees that are standing for election as directors at our 2008 Annual Meeting of Shareholders are incumbent directors.
Communications with the Board
Generally, shareholders who have questions or concerns regarding our Company should contact our Investor Relations Department at 800-598-9663. However, any shareholder who wishes to address questions regarding the business or affairs of our Company directly with the Board, or any individual director, should direct his or her questions in writing to the Secretary of the Board at 2801 East Beltline NE, Grand Rapids, MI 49525. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.
Meeting Attendance
Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings, and the Annual Meeting of Shareholders. All but one of our directors attended our Annual Meeting of Shareholders in 2007. During our last fiscal year, there were four regular meetings of the Board, and one meeting via conference telephone call, and the Board took action by unanimous written consent on seven occasions. Each director, except for Mr. Engler, attended at least 75% of the meetings of the Board and meetings of committees they were eligible to attend. Mr. Engler attended 50% of the Board meetings in 2007. During fiscal 2007 the independent members of the Board met in executive session, without the presence of management, on two occasions.
PROPOSED AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN
On January 16, 2002, our Board of Directors adopted the Universal Forest Products, Inc. 2002 Employee Stock Purchase Plan (the “Plan”), which was subsequently approved by our shareholders on April 17, 2002. The Plan replaced and succeeded the Employee Stock Purchase Plan which was adopted in 1994. Unused shares under the 1994 plan were transferred to the plan adopted in 2002, and added to the 100,000 new shares which were available under the Plan.
As of February 20, 2008, only 18,419 shares remain available for future purchase under the Plan. Therefore, our Board of Directors has approved an amendment to the Plan, subject to shareholder approval, to (1) increase the number of shares available for issuance under the Plan by an additional 200,000 shares, bringing the aggregate number of shares available for issuance under the Plan to

218,419 shares; and (2) to extend the term of the Plan to January 16, 2018. A conformed copy of the amended Plan is attached to this Proxy Statement as Appendix A. The following is a summary of the principal features of the Plan.
Description of the Plan. All employees, except certain part-time employees, are eligible to participate in the Plan after completing one year of continuous employment as of the beginning of an Option Period. An Option Period begins on the first day of each fiscal quarter and ends on the last day of the quarter.
The Plan provides an opportunity for eligible employees to purchase shares of our common stock at a price equal to eighty five percent (85%) of the fair market value of the shares as of the last business day of the Option Period. As long as our shares are traded in the over-the-counter market, the fair market value per share will equal the closing sale price of our common stock as reported by the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) on the applicable purchase date.
Eligible employees who have elected to participate may contribute cash (up to 10% of the employee’s gross earnings for the prior fiscal quarter) to the Plan through payroll deductions, by lump sum contributions, or both. Shares are purchased on the last business day of each fiscal quarter with funds contributed by participating employees during that quarter. An employee may not purchase stock under the Plan having a fair market value, at the time of purchase, aggregating more than Twenty Five Thousand Dollars ($25,000.00) in any one calendar year.
A participant may terminate his or her participation at any time prior to the Participant’s last pay date in an Option Period by written notice to us. Upon termination, a participant may not reenter the Plan until three (3) full fiscal quarters have elapsed. As a condition to participation in the Plan, participants are required to agree not to sell or otherwise dispose of shares purchased under the Plan for a period of at least one (1) year following the date of purchase, unless the sale results from termination of employment.
Rights under the Plan are not transferable. Any termination of employment, including death and retirement, terminates participation. In addition, the Plan automatically terminates on January 16, 2018, unless terminated earlier by our Board. Our Board may amend the Plan at any time, except that it cannot be amended without shareholder approval if the amendment would (a) increase the maximum number of shares that may be issued under the Plan, (b) withdraw the administration of the Plan from the Personnel and Compensation Committee, (c) change the class of employees eligible to participate under the Plan, or (d) render options granted under the Plan unqualified for special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”).
Summary of Federal Income Tax Consequences. The Plan is intended to be a qualified “Employee Stock Purchase Plan,” as defined in Section 423 of the Code. The following paragraphs summarize the consequences of the acquisition and disposition of shares of our common stock for federal income tax purposes, based on management’s understanding of existing federal income tax laws.

Funds contributed by employees through payroll deductions are a part of current compensation taxable as ordinary income, although the funds are not actually received by employees. As of the last business day of each fiscal quarter (a “Purchase Date”), a participating employee will be considered to have been granted an option to purchase shares and to have simultaneously exercised the option on that date.
If the employee does not dispose of those shares for a period of two (2) years after the date of the grant (the “Holding Period”), upon subsequent disposition of the shares, or upon death, the employee will realize compensation, taxable as ordinary income, equal to the lesser of (a) the amount by which the fair market value of the shares at the time of sale or death exceeds the option exercise price, or (b) the amount by which the fair market value of the shares at the time the option was granted exceeded the option exercise price. If (b) is the lesser amount, the difference between the fair market value of the shares at the time of disposition or death and the fair market value of the shares at the time the option was granted will be taxed as a capital gain.
If the Holding Period requirement described above is not met, the amount to be treated as compensation on disposition of the shares is the difference between the option exercise price and the fair market value of the shares at the time the option is exercised (i.e. the discount amount). If the Holding Period requirement is not met, we will be entitled to a deduction for federal income tax purposes equal to the amount recognized as compensation by the employee. In all other events, we will not be entitled to any deduction for federal income tax purposes with respect to shares purchased by employees under the Plan.
The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval of the proposed amendment to the Plan. All broker non-votes will not be treated as votes cast in this matter; shares voted as abstentions will be counted as votes cast and therefore will have the effect of a negative vote. Votes will be counted by inspectors of election appointed by the presiding officer at our Annual Meeting of Shareholders.
The Board of Directors believes that the opportunity to purchase shares of our common stock under the Plan at a discount from market price is important to attract and retain qualified employees who are essential to our success, and that stock ownership is an important incentive to perform in the best interests of our shareholders.
The Board of Directors recommends a vote FOR the proposed amendment to the Plan.

RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 2008
The Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent public accountants for the fiscal year ending December 27, 2008. The services provided to the Company and our shareholders by E&Y for 2007 are described below under the caption “Independent Public Accountants – Disclosure of Fees.”
We are asking our shareholders to ratify the selection of E&Y as our independent public accountants. Although ratification is not legally required, the Board is submitting the selection of E&Y to our shareholders for ratification as a matter of good corporate governance. Representatives of E&Y are expected to be present at the Annual Meeting of Shareholders to respond to appropriate questions and to make such statements as they may desire.
The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval. All broker non-votes will not be treated as votes cast in this matter; shares voted as abstentions will be counted as votes cast and therefore will have the effect of a negative vote.
If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.
The Board of Directors recommends a vote for this proposal to ratify the appointment of E&Y as the Company’s independent public accountants for fiscal 2008.
INDEPENDENT PUBLIC ACCOUNTANTS – DISCLOSURE OF FEES
E&Y served as our independent public accountants for the fiscal years ended December 30, 2006 and December 29, 2007. The following sets forth the fees we paid to E&Y for the last two fiscal years, all of which were pre-approved by the Audit Committee.

	2007	2006
Audit Fees	$479,300	$451,600
Audit Related Fees(1)	16,000	17,500
Tax Fees(2)	368,603	502,908
All Other Fees	0	0

Total	$863,903	$972,008

(1)	Consists primarily of financial statement audits of employee benefit plans.

(2)	Consists primarily of U.S. Federal, State and local tax consulting and compliance advice along with tax advice and assistance regarding statutory, regulatory, or administrative developments in the United States, Canada, or Mexico, including a federal research and development tax credit study.

Audit Committee Pre-Approval Policy. The Audit Committee has established a pre-approval policy, and procedures for audit, audit-related, and tax services that can be performed by our independent public accountants. The policy sets out the specific services that must be pre-approved by the Audit Committee, and places limitations on the scope of these services while ensuring the independence of the auditors to audit our financial statements is not impaired. The policy prohibits us from retaining E&Y for services which are proscribed by rules of the Securities and Exchange Commission. In addition, the policy requires disclosure of non-audit services performed by our auditors. The pre-approval policy does not include a delegation of the Audit Committee’s responsibilities and authority under the policy.
OWNERSHIP OF COMMON STOCK
The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of December 29, 2007:

Name and Address of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership (1)		of Class (2)

T. Rowe Price Associates, Inc.	2,290,305	(3)	12.0%
100 E. Pratt Street Baltimore, MD 21202

Franklin Resources, Inc.	1,976,325	(4)	10.4%
One Franklin Parkway San Mateo, CA 94403

Peter F. Secchia	1,013,118	(5)	5.2%
220 Lyon Street NW, Ste. 510 Grand Rapids, MI 49503

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Shares outstanding for this calculation include 323,477 shares which are subject to options exercisable in 60 days, and 35,170 shares which are subject to issuance under our Director Retainer Stock Plan.

(3)	These securities are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with the power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities (as noted on the Schedule 13G it filed with the SEC on February 12, 2008).

(4)	Franklin Resources, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 8, 2008.

(5)	Includes 50,000 shares owned by Mr. Secchia’s wife; 451,973 shares held by limited liability companies of which Mr. Secchia is a member; 164,000 shares held by a family limited partnership of which Mr. Secchia is a partner; and 31,550 shares held by a family foundation.

SECURITIES OWNERSHIP OF MANAGEMENT
The following table contains information with respect to ownership of our common stock by all directors, nominees for election as director, executive officers named in the tables under the caption “Executive Compensation,” and all executive officers and directors as a group. The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of December 29, 2007.

Name of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership (1)		of Class (2)

Peter F. Secchia	1,013,118	(3)	5.2%
William G. Currie	575,948	(4)	2.9%
Michael B. Glenn	226,957	(4)	1.1%
Robert K. Hill	134,902	(4)(5)	*
Robert D. Coleman	123,711	(5)	*
John W. Garside	45,484	(6)	*
Joseph F. Granger	39,209	(4)(5)	*
Michael R. Cole	31,428	(4)(5)	*
Louis A. Smith	29,691	(6)	*
Gary F. Goode	8,095	(6)	*
Dan M. Dutton	6,002	(6)	*
Mark A. Murray	4,948	(6)	*
John M. Engler	1,600		*

All directors and executive officers as a group (18 persons)	2,319,472	(6)	12.0%

*	Less than one percent (1%).

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Shares outstanding for this calculation include 323,477 shares which are subject to options exercisable in 60 days, and 35,170 shares which are subject to issuance under our Director Retainer Stock Plan.

(3)	Includes 50,000 shares owned by Mr. Secchia’s wife; 451,973 shares held by limited liability companies of which Mr. Secchia is a member; 164,000 shares held by a family limited partnership of which Mr. Secchia is a partner; and 31,550 shares held by a family foundation.

(4)	Includes shares subject to issuance under our deferred compensation plans for Mr. Currie, Mr. Glenn, Mr. Hill, Mr. Cole, and Mr. Granger, in the amount of 10,296 shares, 9,397 shares, 33,216 shares, 1,884 shares, and 8,750 shares, respectively.

(5)	Includes shares which may be acquired by Mr. Hill, Mr. Cole, Mr. Coleman, and Mr. Granger pursuant to options exercisable in 60 days in the amount of 14,000 shares, 4,000 shares, 4,000 shares, and 3,612 shares, respectively.

(6)	Includes shares obtained through our Director Retainer Stock Plan for Mr. Dutton, Mr. Garside, Mr. Goode, Mr. Murray, and Mr. Smith who hold 4,402 shares, 5,334 shares, 6,595 shares, 3,148 shares, and 15,691 shares, respectively, through such plan.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
Our executive compensation program has been designed to motivate, reward, attract, and retain the management deemed essential to ensure the success of our Company. We believe our employees are our most important asset. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, we seek to:

-	Reward executives for the performance of our Company;
-	Support an environment that rewards performance with respect to the achievement of Company goals;
-	Attract and retain key executives critical to the long-term success of our Company; and
-	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and share ownership requirements.
We believe the compensation of our executives should reflect the performance of the business units in which they are involved. We further believe the performance of the executives in managing our Company, considered in light of general economic and specific Company, industry, and competitive conditions, should be the basis for determining their overall compensation.
What Our Compensation Program is Designed to Reward
Our compensation program is designed to reward overall financial performance and each person’s individual contribution to our Company. In measuring an individual’s contribution to our Company, the Personnel and Compensation Committee (for purposes of this Analysis, the “Committee”) considers numerous factors, including our overall financial performance, as well as performance relative to pre-established goals, obligations, and general economic conditions in the markets we serve. Stock price performance has not been a factor in determining annual compensation because we believe the price of our common stock is subject to a variety of factors outside our control.
Compensation Program Components
The Committee has responsibility for establishing, implementing, and continually monitoring adherence with our compensation philosophy and established programs. The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable, and competitive. Throughout this Proxy Statement, the individuals who served as our Executive Chairman, Chief Executive Officer, and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table, are referred to as the Named Executives.
Elements of compensation for our executives include salary, bonus (whether in cash or in stock), health, disability and life insurance, and perquisites. Base salaries are set for our executive officers at the regular scheduled January meeting of the Committee. At this meeting, the Chief Executive

Officer makes compensation recommendations to the Committee with respect to the executive officers who report to him. Such executive officers are not present at the time of these deliberations. The Committee may accept or adjust such recommendations, and also makes the sole determination of the compensation for the Executive Chairman and Chief Executive Officer.
We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance, and provide incentives for their balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Committee.
These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitate our entry into new markets, provide proper compliance and regulatory guidance, and help to create a cohesive team.
Base Salaries. We provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis. Historically, we have provided modest base salaries and created opportunities for significant performance based bonus compensation. The Committee has complete discretion in determining base salary amounts (including the grant and amount of any annual discretionary bonus payments or stock or option awards), regardless of whether corporate or individual performance goals are achieved. The Committee uses the following factors to determine the amount of salary and other benefits to pay each executive:

-	Base salaries of similarly situated executives in our peer group and similarly sized companies;
-	Performance against individual objectives for the previous year;
-	Difficulty of achieving desired results in the coming year;
-	Value of their unique skills and capabilities to support long-term performance of our Company;
-	Performance of their general management responsibilities; and
-	Contribution as a member of our executive management team.
In an effort to be proactive in a slowing housing market, at the end of 2006, our Chief Executive Officer froze all officer salaries, which remained frozen throughout 2007. To mitigate the lack of salary increases in 2007, our Chief Executive Officer recommended, and the Committee approved, increases averaging 5.6%, or 2.8% per year, for our officer group, effective February 1, 2008. The Committee approved salary increases, effective February 1, 2008, to the Named Executives as follows:

Named Executive	Title	New Salary
William G. Currie	Executive Chairman	$561,576
Michael B. Glenn	Chief Executive Officer	$510,499
Michael R. Cole	Chief Financial Officer	$240,000
Joseph F. Granger	Executive Vice Pres. — Sales and Marketing	$240,207
Robert D. Coleman	Executive Vice Pres. — Manufacturing	$287,398
The Committee utilizes publicly available compensation information from other publicly held companies to make informed decisions regarding pay and benefit practices, including base salaries. Surveys prepared by management are also used to periodically ensure that our Company is maintaining its labor market competitiveness. We do not currently engage any consultant for executive and/or director compensation matters.
Incentive Compensation. Our Performance Bonus Plan relies on annual Return on Investment (“ROI”) based incentive compensation to attract and retain our officers and other key employees of outstanding abilities, and to motivate them to perform to the full extent of their abilities. Our Performance Bonus Plan is based on the ROI for the applicable business unit. For certain corporate officers, including the Named Executives, the bonus is based on the ROI of the Company as a whole. ROI is determined based on the business unit’s pre-bonus operating profit less income taxes, divided by the average monthly investment of the business unit. Average investment is defined as the fiscal monthly average of inventory plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accounts payable. The Committee has approved a bonus rate structure which provides for a percentage of pre-bonus operating profit to be available in a bonus pool for the benefit of key employees. The bonus pool for the business unit is calculated by multiplying the bonus rate corresponding to the business unit’s ROI times the pre-bonus operating profit for the business unit. At the minimum required ROI of 6%, the bonus pool for the corporate business unit is 5.3% of pre-bonus operating profit. For each percentage point increase in ROI, the bonus rate increases by 0.3%. The bonus rate reaches a maximum of 10.4% of pre-bonus operating profit at an ROI of 23% or greater.
By basing the individual’s incentive compensation on the ROI generated by the business unit, the individual is rewarded for properly managing assets, increasing cash flow, and obtaining higher net margins. A discretionary bonus component is available for salaried personnel at operations which have not yet hit the ROI target but demonstrate improvement over the previous year.
Based on our low ROI for 2007, the Named Executives, except for Mr. Granger, did not earn a performance bonus for fiscal year 2007. For 2007 only, Mr. Granger, who was formerly Regional Vice President of our Southeast Region, was eligible to receive the greater of the bonus payable to the Regional Vice President of the Southeast Region or his portion of the ROI bonus for the corporate business unit. The Southeast Region achieved an ROI bonus in 2007, and accordingly, Mr. Granger received a commensurate bonus.
Our Performance Bonus Plan has a cap on cash bonus of two times the individual’s subsequent year base pay. Individuals who receive a bonus of greater than 100% of base pay, and who do not meet the minimum stock ownership requirement, must use the cash bonus in excess of 100% of their base pay, net of taxes, to purchase shares of our common stock.
In January of 2006, the Committee approved a long term incentive program designed to increase share ownership and retain key management, called the Performance Stock Grant Program. This Program provided a stock grant to individuals whose calculated ROI bonus exceeded 200% of their base pay. In 2006, the Committee approved the issuance of stock grants for 36,839 shares under this Program to 11 key employees (including six executive officers) based upon the excess bonuses earned for 2005. These shares are issued on the third anniversary of the award date.
In 2007, the Committee approved the issuance of 39,374 shares under the Performance Stock Grant Program to 40 key employees (including six executive officers). At the Committee’s recommendation, these shares were issued and placed in a Deferred Stock Bonus Plan. This Plan was established to hold shares associated with our Performance Stock Grant Program, effective with the stock awards for 2006 performance. Participants will receive a payout of their Plan account one year from the date they leave our employment, except for retirement, death, or disability, in which case the employee or their beneficiary will receive a payout within 90 days.
No shares were issued under the Performance Stock Grant Program for 2007 performance.
Chief Executive Officer. Michael B. Glenn was named Chief Executive Officer of our Company, effective July 1, 2006. At the same time, he received an increase of $48,833 for a new base salary of $439,000 per year. On July 1, 2007, Mr. Glenn received another increase of $48,833 for a new base salary of $487,833. As of February 1, 2008, Mr. Glenn’s new base salary is $510,499 per year. Mr. Glenn is scheduled to receive his final $48,833 increase on July 1, 2008, subject to Committee approval.
The Committee annually reviews and establishes our Chief Executive Officer’s base salary. His salary is based on comparable compensation data, the Committee’s assessment of his past performance, and its expectation as to his future contributions in leading our Company. Our Chief Executive Officer’s base salary fell below the middle-range of the salaries of comparable executives. When compared with our peer group, our Chief Executive Officer’s base salary fell well below the similarly sized companies in the peer group. The Committee has complete discretion in setting base salary for Mr. Glenn (who does not have an employment agreement with our Company). He is eligible for a bonus based on the ROI of our corporate business unit. For 2007, Mr. Glenn was eligible to receive 17.5% of the corporate business unit bonus pool. Since the pool amount was zero, Mr. Glenn did not receive an incentive bonus for 2007.
Executive Chairman. On January 16, 2008, the Board ratified a Consulting and Non-Compete Agreement between our Company and William G. Currie (see the “Other Potential Post-Employment Compensation” section in this Proxy Statement), the substance of which was disclosed in 2007 and was filed with our Form 10-K for 2007. This Agreement will become effective in July 2009. Mr. Currie, who was Chief Executive Officer until June 30, 2006 and is now our Executive Chairman, receives a base salary of $561,576 per year. For 2007, Mr. Currie was eligible to receive 18.5% of the corporate business unit bonus pool. Since the pool amount was zero, Mr. Currie did not receive an incentive bonus for 2007.
Incentive Bonus Program. For our Chief Executive Officer and the other Named Executives, incentive compensation is paid annually as provided in our Performance Bonus Plan, as approved by the Committee. For fiscal 2008, we will continue to use the ROI-based Performance Bonus Plan, and for each of the Named Executives their bonus will be based on the ROI for the Company.
Given the continued economic difficulties in the site-built market, 2008 is expected to be a challenging year. Since such a large percentage of each executive’s total compensation is based on incentive compensation, the ability to retain our executive team is threatened when our performance is impacted so severely by economic conditions beyond our control. In many instances, significant salary increases would be necessary to provide our key executives with a compensation package which would allow us to retain their services. In lieu of large salary increases for 2008, the

Committee agreed to modify the Performance Bonus Plan to permit a modest bonus to be paid, based on our operating profit, if we make a profit but do not achieve the threshold level of ROI under the Performance Bonus Plan. The modification provides a bonus rate of 2% of pre-bonus operating profit for ROI of less than 6% for the Company.
Long-Term Stock Incentive Plan. In the past, we have provided long-term incentive compensation to our executive officers and key employees through stock options and grants of restricted shares. The 1999 Long-Term Stock Incentive Plan (“LTSIP”) was approved by shareholders at the 1999 Annual Meeting of Shareholders. The Committee has complete discretion in determining eligibility for participation and the number of stock options and restricted stock, if any, to be granted to a participant. Due to the changes in accounting for stock options, the Committee decided not to grant broad-based stock options to salaried employees for 2006 or 2007.
On January 15, 2008, the Committee awarded grants of conditional stock to eligible salaried employees, including the Named Executives, on the basis of one share for each $500 in base salary, up to a maximum of 400 shares per eligible employee. The grants are valued as of February 8, 2008, are conditioned on the continued employment of the participants for three (3) years from the effective date, and will be issued no later than February 15, 2011.
We desire to promote ownership by our employees to encourage each employee to conduct business in the best long term interest of shareholders. Therefore, in 2002 we created a Minimum Stock Ownership Policy. This policy sets requirements for ownership of our common stock by our officers and other key employees, as follows:

Title	Company Stock Ownership Requirement
Officers	$200,000
General Manager of Operations	$100,000
Operations Managers, Plant Managers, Sales Managers, Executive Managers, and Senior Managers	$50,000
To help our key employees (other than executive officers, who are not eligible to receive a loan once they become an executive officer) reach their minimum stock ownership requirement, we established an Executive Stock Purchase Assistance Plan (the “ESPAP”) under which key employees may borrow money from our Company to purchase stock with interest at the applicable rate defined under the ESPAP. The key employees must sign and deliver a promissory note to our Company. These Notes require payments of interest only for five years plus payments of principal and interest for the next five years, with payment in full ten years from the date of the Note. The maximum amount of the loan is one half of the employee’s minimum stock ownership requirement.
We have a Deferred Compensation Plan (the “DCP”) which allows key employees to defer a portion of their compensation. Under the DCP, if a key employee’s ownership of our common stock is not at the required level, any money the key employee defers must be used to purchase shares of our common stock. Such shares are purchased at a 15% discount from the then prevailing market price of our common stock. The key employee will receive a payout of the money in their DCP account one year from the date they leave our Company unless they retire or pass away, in which case the employee or his or her beneficiary will receive the funds within 90 days.

We also have an Employee Stock Purchase Plan (the “ESPP”) which allows an employee to have a payroll deduction or make a lump sum contribution, or both, for the purchase of our common stock. Shares of our common stock are purchased with the money in the employee’s account on the last stock trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock. All eligible employees with at least one year of service may participate in the ESPP.
We have a Stock Gift Program where each eligible employee receives a modest amount of our common stock on their specified service anniversaries with our Company.
Each of our stock ownership programs are designed to encourage employees to own shares of our common stock, and therefore align the interests of our employees with those of our shareholders.
Our policy is to pay all earned compensation regardless of whether it exceeds the One Million Dollar ($1,000,000.00) limitation on compensation deductions set forth in Section 162(m) of the Internal Revenue Code. To ensure the maximum tax deductibility for our Company, we received shareholder approval of our Performance Bonus Plan at our 1999 Annual Meeting of Shareholders.

Summary Compensation Table
The following table shows certain information regarding the compensation for the Executive Chairman, Chief Executive Officer, Chief Financial Officer, our two other most highly compensated executive officers for fiscal 2007 and 2006, and one additional employee whose status as an executive officer terminated on June 30, 2006 (the “Named Executives”).

						Non-	Change in
						Equity	Pension
						Incentive	Venue and
						Plan	Nonqualified	All Other
				Stock	Option	Compen-	Deferred	Compen-
Name and		Salary		Awards	Awards	sation	Compensation	sation
Principal Position	Year	(1)	Bonus	(2)	(3)	(1)(4)	Earnings	(5)	Total
Michael B. Glenn, Chief Executive	2007	$463,545	$1,907	0	$81,548	0	0	$40,238	$587,238
Officer	2006	413,234	29,098	$427,108	85,549	$878,016	0	53,412	1,886,417

William G. Currie,	2007	536,794	1,357	0	163,182	0		412,956	1,114,289
Executive Chairman	2006	534,902	26,378	402,967	140,789	1,073,348	0	86,339	2,264,723

Michael R. Cole, Chief Financial	2007	210,294	1,575	0	35,375	0		20,586	267,830
Officer	2006	209,268	26,510	50,427	43,085	420,348	0	29,537	779,175

Robert K. Hill, Former President, Universal Forest Products Western	2007	315,384	5,267	0	57,687	0		1,082,396	1,460,734
Division	2006	313,941	18,948	495,738	65,206	630,528	0	48,081	1,572,442

Robert D. Coleman, Executive Vice President of	2007	274,312	1,301	0	27,611	0	0	20,726	323,950
Manufacturing	2006	273,161	18,161	0	34,370	363,781	0	26,402	715,875

Joseph F. Granger, Executive Vice President of Sales	2007	230,120	1,375	0	5,197	178,000	0	65,352	480,044
and Marketing	2006	189,611	4,309	0	7,352	408,739	0	19,695	629,706

(1)	Includes amounts deferred by Named Executives under our 401(k) Plan.

(2)	Amounts set forth in this column represent the amounts recognized as compensation expense in fiscal 2007 and 2006, respectively, for financial reporting purposes in accordance with FAS 123R, except that the amounts do not reflect reductions for estimated forfeitures. The assumptions used in calculating these amounts are set forth in Note I in our consolidated financial statements for fiscal 2007, included in our Annual Report on Form 10-K. There were no stock awards to the Named Executives for performance in fiscal 2007. Stock awards that were issued for 2006 represent the amount of bonus earned by the Named Executives in 2005 that exceeded two times the base pay of the respective Named Executives.

(3)	The amount included in this column is the amount that would have been required to be recognized in 2007 and 2006 in accordance with FAS 123R under the modified prospective transition method with respect to stock options granted prior to 2006 that were not vested at the time we transitioned to FAS 123R, as noted in our financial statements for the years ended December 29, 2007 and December 30, 2006. The assumptions used in calculating these amounts are set forth in Note I in our consolidated financial statements for fiscal 2007, included in our Annual Report on Form 10-K. No options were granted in either 2007 or 2006.

(4)	Represents annual bonus payments under performance-based bonus plans tied to our operating profit and ROI, which cover substantially all salaried employees. Messrs. Glenn, Currie, Cole, Hill, and Coleman did not receive a bonus for 2007. Mr. Granger was promoted to Executive Vice President of Sales and Marketing on January 1, 2007, and received a bonus based on his former position in our Southeast Region which achieved the ROI threshold in 2007. The bonus amount for Mr. Granger for 2007 includes a deferral under our Deferred Compensation Plan in the amount of $23,500. Under this plan, shares of our common stock are contributed to the Named Executive’s Deferred Compensation Plan account, in lieu of cash compensation. These shares must be held by the Named Executive until he or she retires from our Company. The amounts in this column for 2006 were earned in 2006 and paid in February of the subsequent year. The 2006 amounts include deferrals under our Deferred Compensation Plan in the amount of $50,000, $100,000, $15,000, $100,000, and $30,000 by Mr. Glenn, Mr. Currie, Mr. Cole, Mr. Hill, and Mr. Granger, respectively.

(5)	The amount in this column represent contributions to our Profit Sharing and 401(k) Plan for 2007 in the amount of $6,750 for Messrs. Glenn, Currie, Cole, Hill, and Coleman, and $5,600 for Mr. Granger Subject to certain requirements, including age and service requirements, all of our employees are eligible to participate in this Plan.

Also included in this column is personal use of corporate airplanes for 2007 in the amount of $19,630, $39,964, and $8,658 for Mr. Glenn, Mr. Currie, and Mr. Hill, respectively. We permit limited personal use of corporate aircraft by the Named Executives. Personal use of our aircraft requires approval by our Chief Executive Officer. We calculate the incremental cost to our Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to trips.

The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive’s aggregate fringe benefits: automobile allowance, automobile insurance, reimbursement for gasoline expense and certain home utilities, use of Company-owned property, clothing allowance, life insurance premiums and taxes paid on behalf of the Named Executive, except for Mr. Granger who received $49,800 associated with relocation expenses in 2007 for his promotion and move to Grand Rapids, MI.

Also included in this column are the amounts accounted for in 2007 for consulting, non-compete, and severance agreements between the Company and Mr. Currie and Mr. Hill. The amount attributable to Mr. Currie’s agreement is $349,060, and the amount attributable to Mr. Hill’s agreement is $1,054,492.
Narrative Disclosure of Perquisites and Benefits
We provide benefit programs to executive officers and other employees. The following table generally identifies such benefit plans and identifies those employees who may be eligible to participate:

	Executive	Certain	Full-Time Exempt	Full-time Non-
Benefit Plan	Officers	Managers	Employees	Exempt Employees
401(k) Plan	✓	✓	✓	✓
Medical/Dental/Vision Plans	✓	✓	✓	✓
Life and Disability Insurance	✓	✓	✓	✓
Employee Stock Purchase Plan	✓	✓	✓	✓
ROI Bonus Plan	✓	✓	✓	✓
Equity Incentive Plans	✓	✓	✓	✓
Change in Control and Severance Plan	✓	Not Offered	Not Offered	Not Offered
Deferred Compensation Plan	✓	✓	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered	Not Offered
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered	Not Offered

We believe perquisites for executive officers should be limited in scope and value. As a result, we have historically given nominal perquisites. The following table generally illustrates the perquisites we do and do not provide, and identifies those employees who may be eligible to receive them.

Type of Perquisites	Executive Officers	Certain Managers	Full-Time Employees
Employee Discount	✓	✓	✓
Financial Planning Allowance (1)	✓	✓	Not Offered
Automobile Allowance	✓	✓	Not Offered (2)
Country Club Memberships	Not Offered	Not Offered	Not Offered
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered
Security Services	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use (3)	Not Offered	Not Offered	Not Offered

(1)	We provide our officers with a limited financial planning allowance via taxable reimbursements for financial planning services like financial advice, life insurance, and tax preparation, which are focused on assisting officers in achieving the highest value from their compensation package.

(2)	Certain sales personnel receive an automobile allowance. Other employees receive reimbursement, in accordance with the Internal Revenue Code, for various costs incurred in connection with the utilization of their personal vehicles in connection with business travel that is in addition to typical business expenses.

(3)	We do not provide dwellings for personal use other than for temporary job relocation housing.
Grants of Plan-Based Awards
The following table sets forth information on possible payouts to the Named Executives under our Performance Bonus Plan for fiscal 2007. During 2007, there were no grants of stock or options under our Long Term Stock Incentive Plan.

						All
						Other
						Stock	All Other
						Awards:	Option		Grant
						Number	Awards:		Date Fair
						of	Number of	Exercise or	Value of
						Shares	Securities	Base Price	Stock and
		Estimated Future Payouts		Estimated Future		of Stock	Underlying	of Option	Option
	Grant	Under Non-Equity		Payouts Under Equity		or Units	Options	Awards	Awards
Name	Date	Incentive Plan Awards		Incentive Plan Awards		(#)	(#)	($/Sh)	($)
		Threshold	Maximum	Threshold	Maximum
		($)	($)	(#)	(#)
Michael B. Glenn		$714,069	$976,096	0	0	0	0	0
William G. Currie		714,069	1,073,760	0	0	0	0	0
Michael R. Cole		218,188	420,762	0	0	0	0	0
Robert K. Hill		366,374	630,942	0	0	0	0	0
Robert D. Coleman		146,781	548,796	0	0	0	0	0
Joseph F. Granger		146,781	460,414			0
We do not have any required future payouts under our non-equity incentive plans. All obligations are paid in cash within 75 days of our fiscal year-end. Any future awards are based on the ROI of the applicable business unit. The business unit of the Named Executive must achieve a minimum ROI of 6% to be eligible for an incentive payment under the Plan. We believe this is a significant threshold which ensures a shareholder return prior to an incentive being earned. If the applicable business unit does not meet the minimum ROI threshold, the bonus for the Named Executive is limited to a bonus based on a modest percentage of operating profit. If the business unit does not achieve an operating profit in 2008, the bonus for the Named Executive is zero.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning equity awards held by the Named Executives at December 29, 2007:

			Option Awards				Stock Awards
									Equity
									Incentive	Equity
									Plan	Incentive Plan
									Awards:	Awards:
							Number		Number of	Market or
							of Shares		Unearned	Payout Value
							or Units		Shares,	of Unearned
			Number of	Number of			of Stock	Market Value	Units or	Shares, Units
			Securities	Securities			That	of Shares or	Other	or Other
			Underlying	Underlying	Option	Option	Have	Units of Stock	Rights That	Rights That
		Vesting	Unexercised	Unexercised	Exercise	Expiration	Not	That Have Not	Have Not	Have Not
Name	Grant Date	Date	Options	Options	Price	Date	Vested	Vested	Vested	Vested
			Exercisable	Unexercisable
Michael B. Glenn	01/31/06	02/03/09					11,664	$350,036	0	0
	01/31/00	04/01/09	0	6,000	$12.50	04/01/10
	04/17/02	04/17/08	0	12,500	24.46	04/17/12
	04/17/02	04/17/11	0	12,500	24.46	04/17/12
	04/17/02	04/17/14	0	12,500	24.46	04/17/15
	03/01/03	03/01/09	0	12,500	17.10	03/01/13
	03/01/03	03/01/12	0	12,500	17.10	03/01/13
	03/01/03	03/01/15	0	12,500	17.10	03/01/16
William G. Currie	04/17/02	07/20/12					10,000	300,100	0	0
	01/31/06	02/03/09					12,869	386,198	0	0
	04/17/02	04/17/08	0	30,000	24.46	04/17/12
	04/17/02	04/17/11	0	30,000	24.46	04/17/12
	03/01/03	03/01/09	0	30,000	17.10	03/01/13
	03/01/03	03/01/12	0	30,000	17.10	03/01/13
Michael R. Cole	01/31/06	02/03/09					1,345	40,363	0	0
	08/01/04	08/01/06	4,000	0	30.64	08/01/14
	01/01/00	04/01/09	0	5,000	19.77	04/01/10
	01/01/00	04/01/12	0	5,000	22.88	04/01/13
	01/01/00	04/01/15	0	5,000	26.49	04/01/16
	08/01/04	08/01/08	0	4,000	30.64	08/01/14
	08/01/04	08/01/10	0	4,000	30.64	08/01/14
	08/01/04	08/01/12	0	4,000	30.64	08/01/14
	08/01/04	08/01/14	0	4,000	30.64	08/01/15
Robert K. Hill	01/31/06	02/03/09					2,092	62,780	0	0
	01/31/00	04/01/09	0	4,000	12.50	04/01/10
	01/31/01	01/31/04	5,000	0	14.13	01/31/11
	01/31/02	01/31/05	5,000	0	21.84	01/31/12
	08/01/04	08/01/06	4,000	0	30.64	08/01/14
	08/01/04	08/01/08	0	4,000	30.64	08/01/14
Robert D. Coleman	08/01/04	08/01/06	4,000	0	30.64	08/01/14
	08/01/04	08/01/08	0	4,000	30.64	08/01/14
	08/01/04	08/01/10	0	4,000	30.64	08/01/14
	08/01/04	08/01/12	0	4,000	30.64	08/01/04
	08/01/04	08/01/14	0	4,000	30.64	08/01/15
Joseph F. Granger	01/31/06	02/03/09					716	21,487	0	0
	01/31/01	01/31/04	2,083	0	14.13	01/31/11
	01/31/02	01/31/05	1,529	0	21.84	01/31/12
	01/01/98	04/01/10	0	5,000	21.13	04/30/10
	01/01/98	04/01/13	0	5,000	24.46	04/30/13

Option Exercises and Stock Vested
The following table provides information on the number and value of options exercised in 2007 by the Named Executives.

	Option Awards		Stock Awards
		Value Realized on
	Number of Shares	Exercise	Number of Shares	Value Realized
Name	Acquired on Exercise	(1)	Acquired on Vesting	on Vesting
Michael B. Glenn	0	0	0	0
William G. Currie	0	0	0	0
Michael R. Cole	0	0	0	0
Robert K. Hill	4,000	$145,880	0	0
Robert D. Coleman	0	0	0	0
Joseph F. Granger	5,000	156,450	0	0

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
Non-Qualified Deferred Compensation
The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified.

	Executive	Company	Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Aggregate Balance at
	in 2007	in 2007	2007	Withdrawals /	December 29, 2007
Names	(1)	(2)	(3)	Distributions	(4)
Michael B. Glenn	$487,107	0	($102,619)	0	$1,237,475
William G. Currie	502,967	0	2,791	0	2,611,319
Michael R. Cole	73,527	0	(31,505)	0	55,533
Robert K. Hill	239,472	0	(508,372)	0	1,586,151
Robert D. Coleman	0	0	0	0	0
Joseph F. Granger	59,000	0	(145,104)	0	257,792

(1)	Includes amount deferred in 2007 for earnings in fiscal 2006 under our Deferred Stock Bonus Plan in the amount of $427,108, $402,967, $50,427, and $139,472, for Mr. Glenn, Mr. Currie, Mr. Cole, and Mr. Hill, respectively.

(2)	The Company does not contribute to this Plan.

(3)	Amounts shown are credited to the participant’s deferred account(s). The earnings(losses) reflect the earnings (losses) on various investments in the participant’s deferred compensation account(s), including investments in our common stock.

(4)	Includes amounts deferred under our 1985 deferral plan by Mr. Glenn and Mr. Currie.
Our Deferred Compensation Plan allows key employees to defer a portion of their incentive bonus and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $10,000 from base salary, per year. As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met. Payouts occur as provided at the time of employee deferral. If no prior payment is requested at the time of deferral, payout will occur upon separation from employment.

Other Potential Post-Employment Compensation
Severance Agreements
As disclosed in 2007, the Committee negotiated and we entered into a consulting, non-compete, and severance agreement with William G. Currie, our Executive Chairman. The Committee ratified the Agreement on January 15, 2008. The Agreement is designed to take effect in July of 2009, following Mr. Currie’s 62nd birthday. Mr. Currie, who has given over 35 years of exceptional service to the Company, has agreed to stay on as a consultant and provide a variety of services to our Company, including serving on the Board and helping to maintain valuable customer and vendor relationships. Part of the consideration for the Agreement is Mr. Currie’s agreement not to compete with our Company.
At its meeting on January 15, 2008, the Committee ratified a consulting, non-compete, and severance agreement with Robert K. Hill. Mr. Hill worked for us for over 20 years and most recently served as President of Universal Forest Products Western Division, Inc until June 30, 2007. Based on his service to us, his cooperation in a smooth transition, and in an effort to mitigate possible negative effects should Mr. Hill have elected to compete with us, the Committee felt the agreement with Mr. Hill was in the best interests of our Company. The Agreement became effective on January 1, 2008, at which time Mr. Hill became a consultant for us, and provides for the following:

-	A consulting fee of $30,352.08 per month in exchange for services of up to 87 hours per month until December 31, 2010, and Mr. Hill’s agreement not to compete with us.
-	Cash payments equal to standard health insurance premiums for Mr. Hill and his spouse through November 30, 2012.
-	Reimbursement of reasonable and necessary business expenses incurred on our behalf, as agreed by our Chief Executive Officer and Mr. Hill.
-	A one-time termination payment of $5,000.
We do not have any other severance agreements for any of the other Named Executives.

Director Compensation
The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board in 2007. Messers. Secchia, Currie, and Glenn are not separately compensated for their service as directors.

	Fees Earned or	Stock
	Paid in Cash	Awards	Non-Equity Incentive	All Other
Names	(1)	(2)	Plan Compensation	Compensation	Total
Dan M. Dutton	$47,448	$18,504	0	0	$65,952
John M. Engler	40,000	18,504	0	0	58,504
John W. Garside	47,521	18,504	0	0	66,025
Gary F. Goode (3)	75,218	18,504	0	0	93,722
Mark A. Murray	53,162	13,878	0	0	67,040
Peter F. Secchia	0	0	0	$721,829 (4)	721,829
Louis A. Smith	55,325	18,504	0	0	73,829

(1)	Each director who is not a current or former employee of the Company receives a $35,000 annual retainer fee and $1,000 for attendance at each regular and special meeting of the Board, and $1,000 for each committee meeting they attend. Each director who is not a current or former employee of our Company may participate in the Director Retainer Stock Plan (the “DRSP”). The DRSP provides that each director may elect to receive Company stock, on a deferred basis, in lieu of cash compensation for the director’s retainer and meeting fees. The following lists the number of shares credited to each director who participates in the DRSP as of December 29, 2007:

Mr. Dutton — 4,402 shares	Mr. Murray — 3,148 shares
Mr. Garside — 5,334 shares	Mr. Smith — 15,691 shares
Mr. Goode — 6,595 shares

(2)	Amounts set forth in this column represent the amounts recognized as compensation expense in fiscal 2007 for financial reporting purposes in accordance with FAS 123R. The assumptions used in calculating these amounts are set forth in Note I in our consolidated financial statements for fiscal 2007, included in our Annual Report on Form 10-K. Each director who is not a current or former employee of our Company receives 100 shares of our common stock for each Board meeting they attend, up to a maximum of 400 shares per year. The following lists the aggregate number of shares awarded under this program and held by the listed directors as of December 29, 2007:

Mr. Dutton — 1,600 shares	Mr. Goode — 1,500 shares
Mr. Engler — 1,600 shares	Mr. Murray — 800 shares
Mr. Garside — 4,000 shares	Mr. Smith — 2,000 shares

(3)	Mr. Goode is Chairman of the Audit Committee and receives an additional $20,000 per year for serving in that capacity.

(4)	Other than the fees due under his consulting and non-compete agreement with our Company, Mr. Secchia does not receive any additional compensation for serving on the Board. In 2007, Mr. Secchia received $150,000 pursuant to his non-compete agreement; $360,206 pursuant to his consulting agreement; $98,608 as a payout on a deferred compensation plan; and $13,015 for reimbursement of medical expenses.
Each director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses and materials.

PERSONNEL AND COMPENSATION COMMITTEE REPORT
The primary purpose of the Personnel and Compensation Committee of the Board of Directors is to assist the Board in discharging its responsibilities related to the compensation of our Company’s executives. The Committee’s responsibilities are more fully described in its charter, which is available on our website.
At the meeting of the Personnel and Compensation Committee on January 15, 2008, the Committee reviewed and discussed our Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement relative to our 2008 Annual Meeting of Shareholders.
John W. Garside, Chairman
John M. Engler
Louis A. Smith
AUDIT COMMITTEE REPORT
On February 25, 2008, the Audit Committee (the “Committee”) submitted to the Board of Directors the following report:
The Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 29, 2007.
The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
The Committee has received and reviewed the written disclosures and letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.
Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007.
Gary M. Goode, Chairman
Mark A. Murray
Louis A. Smith
The reports of the Audit Committee and the Personnel and Compensation Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires directors, executive officers, and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons were complied with.
RELATED PARTY TRANSACTIONS
On December 31, 2002, Peter F. Secchia, Chairman Emeritus, agreed to provide certain services to us, as set forth in a consulting and advisory services agreement with SIBSCO, LLC, a company of which Mr. Secchia is managing principal. These services included business and management consulting, public relations counsel, government affairs coordination, and special project services. This agreement, which expired on December 31, 2007, provided for monthly payments of $16,667, and we also agreed to reimburse SIBSCO, LLC for certain business expenses, not to exceed $16,667 per month. No bonus was paid to Mr. Secchia for 2007 performance. In addition to the consulting agreement, we entered into a non-compete agreement with Mr. Secchia which provides for monthly payments of $12,500 until December 31, 2009 when the non-compete agreement expires.
Dan M. Dutton is Chairman of Stimson Lumber Company, which had sales of $4.9 million to us for 2007. This amount is less than 5% of Stimson’s total sales in 2007, and is less than 5% of our total purchases for 2007.
The Audit Committee has responsibility to review, approve, or ratify related party transactions involving directors, executive officers, and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from the meeting, and the Board considers the proposed transaction on the basis of what is fair to the Company and in the best interest of our shareholders.
AVAILABILITY OF FORM 10-K
Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market. Our Form 10-K filed with the Securities and Exchange Commission will be provided free of charge to any shareholder upon written request. Significant financial information is available on our website at http://www.ufpi.com. For more information, contact our Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525.

SHAREHOLDER PROPOSALS
Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2009 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than November 21, 2008. Proposals of shareholders should be addressed to the attention of Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525. In addition, under our Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in the Bylaws about the shareholder and the proposed action), not less than 30 days prior to the date of the originally scheduled meeting. This requirement is separate from and in addition to the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials. If we receive notice of a shareholder proposal after January 20, 2009, the persons named as proxies for the 2009 Annual Meeting of Shareholders will have discretionary voting authority to vote on that proposal at the meeting.
HOUSEHOLDING OF PROXY MATERIALS
Effective with the 2002 Annual Meeting of Shareholders, only one annual report and proxy statement are sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. If you prefer to receive individual copies of the proxy materials, send your request in writing to the attention of Investor Relations, 2801 East Beltline NE, Grand Rapids, MI 49525, or call 800-598-9663.
FUTURE PROXY SOLICITATION
We have expanded our use of the Internet to solicit proxies from our shareholders. We have elected to follow the Notice and Access provisions prescribed by the SEC. As stated on the Notice of Annual Meeting, we will also accept voting by telephone, via electronic mail, or through the mail.
March 6, 2008
By Order of the Board of Directors,
Matthew J. Missad, Secretary

APPENDIX A
UNIVERSAL FOREST PRODUCTS, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN
(Conformed Through First Amendment)
     1. PURPOSE. The purpose of the Universal Forest Products, Inc. 2002 Employee Stock Purchase Plan (the “Plan”) is to provide employees of Universal Forest Products, Inc. (the “Company”) and its “Participating Subsidiaries” (as herein defined) with a further inducement to continue their employment with the Company or the Participating Subsidiaries and to encourage such employees to increase their efforts to promote the best interests of the Company. The Plan allows Eligible Employees to purchase shares of common stock of the Company (the “Stock”), at a price less than the market price pursuant to Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan succeeds the Company’s existing Employee Stock Purchase Plan that was adopted by its shareholders in 1994 (the “1994 Plan”).
     2. COMMITTEE TO ADMINISTER PLAN. The Plan shall be administered by a committee appointed by the Board of Directors of the Company (the “Committee”). The Committee shall consist of not less than two members. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee shall be filled by the Board of Directors. The Committee may establish from time to time such regulations, provisions and procedures, within the terms of the Plan, as in the opinion of its members may be advisable in the administration of the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provisions of the Plan shall be final unless otherwise determined by the Board of Directors. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.
     3. PARTICIPATION.
          (a) Eligible Employees. Participation under the Plan shall be open to all active employees (the “Eligible Employees”) of the Company or its Participating Subsidiaries except (a) employees who have been continuously employed by the Company or a Participating Subsidiary for less than twelve (12) months at the beginning of an Option Period (as hereinafter defined); (b) employees whose customary employment by the Company or a Participating Subsidiary is less than twenty (20) hours per week; and (c) employees whose customary employment by the Company or a Participating Subsidiary is for not more than five (5) months in a calendar year. No option rights shall be granted under the Plan to any person who is not an Eligible Employee, and no Eligible Employee shall be granted option rights under the Plan (a) if such employee, immediately after receiving the grant of such option rights under the Plan, owns (under the rules of Sections 423(b)(3) and 424(d) of the Code) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiary corporations (as defined by Section 425(f) of the Code); or (b) which permit such employee to purchase stock under this Plan and any other employee stock purchase plan of the Company and its subsidiary corporations (as defined by Section 424(f) of the Code) aggregating more than Twenty Five Thousand Dollars ($25,000.00) of the fair market value of such stock (“Maximum Value”) (determined at the time the respective options are granted) in any one calendar year, and in no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code.
          (b) Participating Subsidiaries. This Plan may be adopted by the board of directors of any corporation which is a member of a controlled group of corporations, within the meaning of Section 1563(a) of the Code, of which the Company is also a member, and upon such adoption and with the approval of the Committee, such corporation shall be deemed to be one of the “Participating Subsidiaries.” The Committee, in its discretion, is authorized to approve participation in the Plan by any foreign entity which is a controlled foreign corporation of the Company, within the meaning of Section 957(a) of the Code. Upon adoption by the board of directors of any such controlled foreign corporation and with the approval of the Committee, such corporation shall be deemed to be one of the “Participating Subsidiaries.”
     4. STOCK AVAILABLE FOR PLAN. Purchase of Stock pursuant to and on behalf of the Plan for delivery under the Plan may be made out of the Company’s presently or hereafter authorized but unissued Stock or from outstanding shares of Stock, or partly out of each, as determined by the Committee. The maximum number of shares of Stock which may be purchased under the Plan is three hundred thousand (300,000) shares, plus that number of shares authorized for sale but not purchased under the 1994 Plan; subject, however, to adjustment as set forth in the Plan. If the Company shall, at any time after the Effective Date, change its issued Stock into an increased number of shares of Stock, with or without par value, through a stock dividend or split of shares, or into a decreased number of shares, with or without par value, through a combination of shares, then effective with the record date for such change, the maximum number of shares of Stock which thereafter may be purchased under the Plan shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan, proportionately increased, in the case of such stock dividend or split of shares, or proportionately decreased in the case of such combination of shares. In the event of any other change affecting Stock, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.
     5. EFFECTIVE DATES. Subject to shareholder approval, this Plan shall become effective on June 30, 2002 (the “Effective Date”). The first Option Period under the Plan shall commence on June 30, 2002, and end on September 28, 2002. As long as the Plan remains in effect, a new Option Period shall commence on the first day of each fiscal quarter of the Company and end on the last day of each such fiscal quarter.
     6. EMPLOYEE PARTICIPATION.
          (a) Eligibility. An employee of the Company or a Participating Subsidiary who is an Eligible Employee at or prior to the first day of any Option Period may become a participant (a “Participant”) as of such date by (a) at least ten (10) days prior to such date, completing and forwarding a payroll deduction authorization form (the “Authorization”) to the Eligible Employee’s appropriate payroll location; and/or (b) at least thirty (30) days prior to the last day of the Option

Period, completing and forwarding a lump sum payment form furnished by the Company, accompanied by payment to the Company in the amount of the lump sum, to be credited to the Participant’s Purchase Account. The Authorization will direct a regular payroll deduction from the Participant’s compensation to be made on each of the Participant’s pay dates occurring during each Option Period in which he or she is a Participant.
          (b) Holding Period. As a condition to participation in the Plan, each Participant agrees not to sell or otherwise dispose of such shares for a period of at least one (1) year following the Purchase Date, as defined below, for such shares without the prior written consent of the Committee, unless the sale or disposition is pursuant to termination of employment under Section 12 of the Plan below.
     7. PAYROLL DEDUCTIONS AND LUMP SUM PAYMENTS.
          (a) Payroll Deductions. The Company and its Participating Subsidiaries will maintain payroll deduction accounts for their respective employees who are Participants and who have filed an Authorization. Payments made by Participants, whether by payroll deduction or lump sum payment, shall be credited to the Participant’s Stock Purchase Account (the “Purchase Account”). No amounts other than payroll deductions and lump sum payments authorized under this Plan may be credited to a Participant’s Purchase Account. A Participant may authorize a payroll deduction in any amount not less than Ten Dollars ($10.00) per week, Twenty Dollars ($20.00) bi-weekly or Fifty Dollars ($50.00) per month. The amount may not be more than ten percent (10%) of the Participant’s gross earnings payable as wages, salary, and bonus compensation, before withholding or other deductions (“Gross Earnings”) for the immediately preceding Option Period.
          (b) Lump Sum Payments. A Participant may make one lump sum payment in any Option Period in an amount not less than Two Hundred Dollars ($200.00) but not more than a maximum of ten percent (10%) of the Participant’s Gross Earnings for the immediately preceding Option Period.
          (c) General. If a Participant makes payments for credit to his or her Purchase Account through both lump sum payments and payroll deductions, the total of all such payments during any Option Period shall not exceed ten percent (10%) of the Participant’s Gross Earnings during the immediately preceding Option Period. In no event shall payments of any kind for credit to a Purchase Account by or on behalf of any Participant in any calendar year exceed the amount that would result in the purchase of Stock having an aggregate value greater than the Maximum Value (as defined in Section 3(a) above). The Committee, in its discretion, may vary the Option Period and the payroll deduction period of Eligible Employees of any Participating Subsidiary which is a foreign controlled corporation of the Company, within the meaning of Section 957(a) of the Code (“Foreign Participating Subsidiary”), in a manner necessary or convenient for participation in the Plan by Eligible Employees of a Participating Subsidiary, and the Committee shall have the authority to establish the terms and conditions of participation in the Plan by Eligible Employees of a Foreign Participating Subsidiary, provided that such terms and conditions are not materially inconsistent with the Plan.

     8. CHANGES IN PAYROLL DEDUCTION. Payroll deductions shall be made for each Participant in accordance with the Participant’s Authorization and shall continue until the Participant’s participation terminates, the Authorization is revised, or the Plan terminates. A Participant may, as of the beginning of any Option Period, increase or decrease the Participant’s payroll deduction, within the limits specified in Section 7, by filing a new Authorization at least ten (10) days prior to the beginning of that Option Period.
     9. TERMINATION OF PARTICIPATION; WITHDRAWAL OF FUNDS. A Participant may for any reason at any time on written notice given to the Company prior to the Participant’s last pay date in any Option Period elect to terminate participation in the Plan and permanently draw out the balance accumulated in the Participant’s Purchase Account. An Eligible Employee who elects to terminate participation will cease to be a Participant and revoke the Authorization for subsequent payroll deductions. The amount, if any, in the former Participant’s Purchase Account which is not payable in respect of the exercise of any option to purchase Stock theretofore granted under the Plan, as well as any unauthorized payroll deductions made after such revocation, shall be promptly refunded to the former Participant. An Eligible Employee who has terminated participation in the Plan may thereafter begin participation in the Plan again only after the expiration of three (3) full fiscal quarters of the Company after the fiscal quarter in which such termination and withdrawal of funds occurred. Partial withdrawals of funds will not be permitted.
     10. PURCHASE OF SHARES. Each Participant during each Option Period under this Plan will be granted an option as of the “Purchase Date” (as herein defined) for the purchase of as many whole shares of Stock as may be purchased with the funds in his or her Purchase Account. This election shall be automatically made as provided in this Section unless the Participant terminates participation as provided in Section 9. The purchase price for each share of Stock purchased shall be eighty five percent (85%) of the fair market value of a share of Stock on the “Purchase Date.” If such percentage results in a fraction of a cent, the purchase price shall be increased to the next higher full cent. The term “Purchase Date” shall be the last business day of the Option Period. If, as of each Purchase Date, the Participant’s Purchase Account contains funds, the Participant shall be deemed to have exercised an option to purchase shares at the purchase price, the Participant’s Purchase Account shall be charged for the amount of the purchase, and an entry shall be made to the Participant’s account maintained by the Company’s transfer agent. The Company, at its option, may choose to issue share certificates at the end of each Option Period. As of each subsequent Purchase Date when funds have again accrued in the Participant’s Purchase Account, shares will be purchased in the same manner.
     If the Stock continues to be traded in the NASDAQ National Market System market or if the Stock becomes listed upon an established stock exchange, the fair market value per share shall be the closing sale price reported by NASDAQ on the Purchase Date.
     11. ISSUANCE OF SHARE CERTIFICATES. Except as otherwise provided in the Plan or as determined by the Company, shares of Stock acquired by Participants under the Plan shall be recorded and held in book entry only. Stock certificates for any whole shares in a Participant’s Purchase Account may be issued to such Participant only upon receipt by the Committee of the Participant’s written request, which request shall indicate the number of shares (up to the maximum of the number of full Shares in the Participant’s Purchase Account) for which the Participant wishes to receive stock certificates. Certificates will be issue to Participants if (a) the Participant has held the shares for a minimum of one (1) year from the Purchase Date, and (b) the Participant owns at least one hundred (100) shares of Stock as a result of purchases under this Plan, unless such certificate is being issued upon termination of employment. The appropriate share certificates shall be issued to a Participant as soon as practical after the end of an Option Period for which the qualifying request is timely made. Fractional share interests shall be paid in cash to the Participant. Certificates may be registered only in the name of the Participant or the names of the Participant and his or her spouse.
     12. RIGHTS ON RETIREMENT, DEATH, OR TERMINATION OF EMPLOYMENT. In the event of a Participant’s retirement, death, or termination of employment, no payroll deduction shall be taken from any pay due and owing to a Participant at such time, and the balance in the Participant’s Purchase Account shall be paid to the Participant or, in the event of the Participant’s death, to the Participant’s estate.
     13. RIGHTS NOT TRANSFERABLE. Rights under this Plan are not transferable by a Participant and are exercisable only by the Participant during his or her lifetime.
     14. APPLICATION OF FUNDS. All funds received or held by the Company or a Participating Subsidiary under this Plan may be used by the Company or such Participating Subsidiary for any corporate purpose.
     15. AMENDMENT OF THE PLAN. The Board of Directors of the Company may at any time, or from time to time, amend this Plan in any respect, except that, without the approval of a majority of the shares of Stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made (a) increasing the number of shares approved for this Plan (other than as provided in Section 4), (b) decreasing the Purchase Price per share, (c) withdrawing the administration of this Plan from the Committee, (d) changing the designation of the class of employees eligible to receive options under the Plan, or (e) which would render options granted under the Plan unqualified for special tax treatment under the Code.
     16. TERMINATION OF THE PLAN. Unless sooner terminated as hereinafter provided, this Plan shall terminate on January 16, 2018. The Company may, by action of its Board of Directors, terminate the Plan at any time. Notice of termination shall be given to all then Participants, but any failure to give such notice shall not impair the termination. Upon termination of the Plan, all amounts in Purchase Accounts of Participants shall be promptly refunded.
     17. GOVERNMENTAL REGULATIONS. The Company’s obligation to sell and deliver Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Stock. If at any time shares of Stock deliverable hereunder are required to be registered or qualified under any applicable law, or delivery of such shares is required to be accompanied or preceded by a prospectus or similar circular, delivery of certificates for such shares may be deferred for a reasonable time until such registrations or qualifications are effected or such prospectus or similar circular is available.

CERTIFICATION
     The foregoing Plan was duly adopted by the Board of Directors on the 16th day of January 2008, subject to approval by the Company’s shareholders.

Secretary
Universal Forest Products, Inc.

UNIVERSAL FOREST PRODUCTS, INC.
This Proxy is solicited on behalf of the Board of Directors
     The undersigned hereby appoints William G. Currie and Matthew J. Missad as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Universal Forest Products, Inc. held of record by the undersigned on February 20, 2008 at the Annual Meeting of Shareholders to be held April 16, 2008, and at any adjournment thereof.
(To be Signed on Reverse Side)

UNIVERSAL FOREST PRODUCTS, INC. 2801 EAST BELTLINE, NE GRAND RAPIDS MI 49525
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Universal Forest Products, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Universal Forest Products, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	UNFTP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIVERSAL FOREST PRODUCTS, INC.

1.	Directors to be elected by Holders of Common Stock

	Nominees: 01) John W. Garside 02) Gary F. Goode 03) Mark A. Murray	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		0	0	0

Vote on Proposals		For	Against	Abstain

2.	Approve the Company's Amended Employee Stock Purchase Plan.	0	0	0

3.	Ratification of appointment of Ernst & Young LLP as independent public accountants of the Company for fiscal 2008.	0	0	0

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

PLEASE DATE, SIGN AND RETURN PROMPTLY.

NOTE: Please sign exactly as name appears hereon. When shares are given by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date